Exhibit 3.1

Third AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CHEETAH NET SUPPLY CHAIN SERVICE INC.
(a North Carolina corporation)

Pursuant to §55-10-07 of the North Carolina Business Corporation Act, as amended (the “Act”), the Articles of Incorporation of Cheetah Net Supply Chain Service Inc. (the “Corporation”) are hereby amended and restated to read in their entirety as follows:

FIRST: The name of this Corporation is Cheetah Net Supply Chain Service Inc

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SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of North Carolina is 2626 Glenwood Avenue, Suite 550, Raleigh, Wake County, North Carolina 27608 and the name of the registered agent of the Corporation in the State of North Carolina at such address is Corporation Service Company.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Act.

FOURTH: The Corporation is authorized to issue two classes of common stock, to be designated, respectively, Class A Common Stock and Class B Common Stock. The total number of shares of Class A Common Stock authorized to be issued is 891,750,000, with a par value of $0.0001 per share. The total number of shares of Class B Common Stock authorized to be issued is 108,250,000, with a par value of $0.0001 per share. Class A Common Stock shall have a voting right of one (1) vote per share, and Class B Common Stock shall have a voting right of fifteen (15) votes per share. The shares of Class A Common Stock are not convertible into shares of any other class. The shares of Class B Common Stock are convertible into shares of Class A Common Stock at any time after issuance at the option of the holder on a one-to-one basis.

FIFTH: The Corporation shall have the authority to issue 500,000 shares of preferred stock as long as is deemed necessary (the “Preferred Stock”) with a par value per share equal to the par value per share of the Class A Common Stock. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

(1)         the designation of each series and the number of shares that shall constitute the series;

(2)         the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

(3)         whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4)         sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

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(5)         the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

(6)         the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of North Carolina may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of §55-14-30 to 33 of the Act order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

EIGHTH: To the fullest extent that the Act, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under §55-8-33 of the Act; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

NINTH: The Corporation shall, to the fullest extent permitted by §55-8-51 of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

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IN WITNESS WHEREOF, I have hereunto set my hand this eighth day of July 2024.

Signature:

/s/ Huan Liu

Huan Liu, President

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